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                                                                    EXHIBIT 99.4

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                                 Section
                                       Section
PHILIP SERVICES CORPORATION, et. al.   Section    Jointly Admin. Under Case No. 03-37718-H2-11
                                       Section
                            Debtors.   Section    Hon. Wesley W. Steen
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               DEBTORS' SECOND AMENDED AND RESTATED JOINT PLAN OF
                              REORGANIZATION UNDER
                 CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

         Philip Services Corporation and its affiliated debtors, as debtors and debtors-in-possession, propose this Second Amended and Restated Joint Chapter 11
Plan of Reorganization pursuant to Section 1121(a) of the United States
Bankruptcy Code.

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

         The following boldface terms, when capitalized, shall have the meanings specified below, and such meanings shall be equally applicable to the singular and plural forms of such terms. Any term used in this Plan that is not defined herein, but is defined in the United States Bankruptcy Code or the Federal Rules of Bankruptcy Procedures, shall have the meaning ascribed to that term in the Code or the Bankruptcy Rules.

         1.1 ADMINISTRATIVE EXPENSE CLAIM means a Claim or portion of a Claim allowed under Code Section 503(b) and entitled to priority under Code Section
507(a)(1). This shall include any cure costs under Assumed Contracts and Leases as determined by this Court pursuant to the procedures approved by this Court to fix such cure costs.

         1.2 AFFILIATE means, with respect to any Person, any other Person directly or indirectly controlling (including all directors, officers, managers and general partners of such Person), directly or indirectly controlled by or under direct or indirect common control with such Person. Without limiting the foregoing, a Person shall be deemed to control another Person if the first
Person is a controlling person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended.

         1.3 ALLOWABLE SECTION 506(b) AMOUNTS means all fees, costs, expenses, interest and other charges due or coming due in respect of a Secured Claim to the extent allowable under Code Section 506(b).

         1.4 ALLOWED, when used with respect to any Claim or Interest, means the Claim or Interest or applicable portion thereof that has been allowed pursuant to Code Section 502, and, if the Claim or Interest was objected to, means that a Final Order has been entered allowing the Claim

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or Interest pursuant to Code Section 502. Unless otherwise specified, the term
Allowed does not include (i) interest on the amount of such Claim accruing from and after the Petition Date, (ii) fees and costs incurred from and after the Petition Date, (iii) punitive or exemplary damages or (iv) any fine, penalty or forfeiture.

         1.5 ALSTOM LITIGATION means any recovery by RMF Industrial Contracting,
Inc. on its counterclaim in the pending case of Alstom Power, Inc. v. RMF
Industrial Contracting, Inc., Civil Action 03-06327, in the United States
District Court for the Western District of Pennsylvania, net of all costs and expenses incurred in connection therewith, including attorney and expert fees and court costs, and amounts, if any, determined to be due and owing to Alstom
Power or any other party in their claims against RMF Industrial Contracting in the Alstom Litigation or any litigation related thereto.

         1.6 ASSOCIATE has the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

         1.7 ASSUMED CONTRACTS AND LEASES means those executory contracts and unexpired leases designated by the Plan Sponsor from time to time as ones to be assumed on or before the Effective Date, subject to any deletions to such list by the Plan Sponsor between the Confirmation Hearing and the Effective Date or as otherwise provided in Section 10.4.

         1.8 AVOIDANCE ACTION RECOVERIES means any recovery, net of all costs and expenses, including attorneys' fees, incurred in connection with obtaining that recovery on any cause of action under Article V of the Code which is not released under this Plan or by separate prior order of the Court.

         1.9 BALLOT means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Article 6 of this Plan, in connection with the solicitation of acceptances of the Plan.

         1.10 BALLOT DATE means the date which the Court sets for submission of Ballots on this Plan.

         1.11 BANKRUPTCY RULES mean the Federal Rules of Bankruptcy Procedure, as amended and promulgated under Section 2075 of Title 28 of the United States
Code and local rules of the Court.

         1.12 BUSINESS DAY means any day other than a Saturday, Sunday or legal holiday in New York, New York or Houston, Texas.

         1.13 CANADIAN ASSETS shall have the meaning set forth in the Investment
Agreement.

         1.14 CANADIAN SUBSIDIARIES shall have the meaning set forth in the Investment Agreement.

         1.15 CASES mean the above-captioned jointly administered bankruptcy cases.

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         1.16 CASH means cash and cash equivalents, including but not limited to
U.S. currency on hand, U.S. currency on deposit in any bank account and checks or other similar negotiable instruments denominated in U.S. currency.

         1.17 CAUSES OF ACTION means any and all causes of action of the Debtors, whether arising under the Code or other state, federal or common law, including, without limitation, actions under Article V of the Code, but, for the avoidance of doubt, shall not include any causes of action against Prepetition
Senior Lenders or other parties to the extent released under prior orders in these Cases or pursuant to Section 8.8 or 8.9 of this Plan or the Confirmation
Order.

         1.18 CERBERUS means Ableco Finance, L.L.C., Madeleine Corp., Madeleine
LLC, Cerberus International Ltd., Cerberus Partners, L.P., Styx Partners, L.P.,
Styx International Ltd., The Long Horizon Funds, L.P., Long Horizons Overseas
Fund L.P. and Stephen Feinberg and their respective Affiliates and Associates.

         1.19 CIBC means Canadian Imperial Bank of Commerce.

         1.20 CLAIM means, as against any Debtor, (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         1.21 CLASS means a category or group of holders of Claims or Interests as designated in Article 3 of this Plan pursuant to Code Section 1122(a)(1).

         1.22 CLOSING means the closing of the transactions contemplated hereby and in the Investment Agreement.

         1.23 CLOSING DATE means the date on which the Closing occurs.

         1.24 CODE or BANKRUPTCY CODE means the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C.Sections 101 et. seq.

         1.25 COMMITTEE means the Official Unsecured Creditors' Committee appointed by the Office of the United States Trustee for the Southern District of Texas.

         1.26 COMMITTEE-RELATED PARTIES shall have the meaning set forth in
Section 8.9 of this Plan.

         1.27 COMPANY-RELATED PARTIES shall have the meaning set forth in
Section 8.9 of this Plan.

         1.28 CONFIRMATION means the entry of the Confirmation Order by the Court pursuant to Code Section 1129.

         1.29 CONFIRMATION DATE means the date that the Court enters the Confirmation Order.

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         1.30 CONFIRMATION HEARING means the hearing to consider confirmation of this Plan.

         1.31 CONFIRMATION HEARING DATE means the date on which the Court holds the Confirmation Hearing.

         1.32 CONFIRMATION ORDER means the order of the Court confirming this Plan in form and substance acceptable to the Plan Sponsor as contemplated by the Investment Agreement.

         1.33 CONTESTED CLAIM means a Claim against or Interest in a Debtor, as the case may be, to which an objection has been filed by a party in interest and which objection has not been resolved as of a Final Order, or otherwise, in each case, in a manner satisfactory to the Plan Sponsor, as of the relevant date.

         1.34 CONTESTED CLAIM RESERVE means the reserve maintained for the benefit of holders of Contested Claims in the aggregate asserted amount of Contested Claims to allow sufficient funds for a Pro Rata distribution if ultimately Allowed, unless the Court determines a lesser amount is appropriate after notice to holders of affected Contested Claims and a hearing.

         1.35 CONVENIENCE CLASS CLAIMS means Allowed general Unsecured Claims against Debtors other than the Parent which when aggregated in the possession of the current holder are $3,000 or less or which such holder elects to reduce to $3,000.

         1.36 COURT means the United States Bankruptcy Court for the Southern
District of Texas, Houston Division, or such other court of competent jurisdiction exercising jurisdiction over all or part of the Cases.

         1.37 CREDITOR means the holder of a Claim (other than as holder of an Administrative Expense Claim).

         1.38 DEBTOR means, depending on the context, any of the debtors in these Cases as a debtor and debtor-in-possession, and DEBTORS means all of the debtors in these Cases collectively as debtors and debtors-in-possession.

         1.39 DEFICIENCY AMOUNT means the amount by which the total amount of a Claim (other than an Administrative Expense Claim) asserting secured status exceeds the value of the collateral on which such claimant has a validly perfected and unavoidable lien securing such Claim as of the appropriate date for the valuation of the collateral for purposes of Claim allowance.

         1.40 DIP FINANCING FACILITY means the debtor-in-possession financing facility provided to the Debtors by the Postpetition Senior Lender, or any successor financing facility.

         1.41 DIP FINANCING ORDER means that certain Second Amended Final Order
Authorizing Debtors to (A) Use Cash Collateral; (B) Obtain Letter of Credit
Accommodations; (C) Incur Postpetition Debt; and (D) Grant Adequate Protection and Provide Security and Other Relief to Foothill, as Agent and Certain Other
Prepetition and Postpetition Secured Creditors and Lenders as entered by the Court on August 18, 2003 approving the DIP Financing Facility.

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         1.42 DISALLOWED, when used with respect to a Claim, means that the
Claim or applicable portion thereof has been determined by a Final Order to be invalid.

         1.43 DISBURSING AGENT means any agent the Debtors elect to employ to make distributions to one or more Classes of Claims under this Plan.

         1.44 DISCLOSURE STATEMENT means the disclosure statement filed under Code Section 1125 in support of this Plan.

         1.45 EFFECTIVE DATE means the later of (i) the Closing Date or (ii) the eleventh day after the Confirmation Date, calculated in accordance with Bankruptcy Rule 9006, unless the Confirmation has been stayed or any of the other conditions set forth in Section 15.1 of this Plan have not been met, in which event it is the first day after such stay is no longer in effect or such conditions have been met (that is also eleven days after the Confirmation Date) calculated in accordance with Bankruptcy Rule 9006, or such later date as the Debtors and the Plan Sponsor shall unanimously agree to in writing.

         1.46 ELECTED NONQUALIFIED PIK/TERM DEBT shall have the meaning set forth in Section 5.2 of this Plan.

         1.47 ELECTING PIK/TERM LENDERS shall have the meaning set forth in
Section 5.2.1 of this Plan.

         1.48 EXCLUDED ASSETS means the assets or direct or indirect subsidiaries of the Parent and any other assets to be excluded from Reorganized
Parent or any of its subsidiaries pursuant to the terms of the Investment
Agreement or proceeds thereof.

         1.49 FINAL ORDER means an order or judgment, the operation or effect of which has not been stayed, reversed, modified, or amended and as to which order or judgment the time to appeal, petition for certiorari, or seek reargument, review or rehearing has expired and as to which no appeal, petition for certiorari or motion for reargument, review or rehearing was timely filed or, if timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or petition for certiorari or to seek further reargument or rehearing has expired.

         1.50 FOOTHILL means Wells Fargo Foothill, Inc. (f/k/a Foothill Capital
Corporation).

         1.51 IMPAIRED means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Code Section 1124.

         1.52 INSURED CLAIM means any Claim arising from an incident or occurrence to the extent covered under one or more insurance policies of any of the Debtors or reinsurance policies related thereto.

         1.53 INTEREST means an equity interest in any of the Debtors.

         1.54 INTERESTHOLDER means the holder of an Interest.

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         1.55 INVESTMENT AGREEMENT means that certain Investment Agreement dated as of July 29, 2003, by and among High River Limited Partnership, Philip
Services Corporation and certain subsidiaries thereof, as amended, attached as
Exhibit 1 hereto, as it may be further amended from time to time.

         1.56 LIEN means a charge against or interest in property to secure payment of a debt or performance of an obligation.

         1.57 LIQUIDATING TRUST means the liquidating trust established pursuant to Section 8.12 of the Plan.

         1.58 LIQUIDATING TRUST AGREEMENT means an agreement to be prepared by the Committee and which shall be reasonably acceptable to the Debtors and the Plan Sponsor to form the Liquidating Trust and set forth its operations and powers and shall be filed as a Plan Supplement.

         1.59 LIQUIDATING TRUSTEE means the trustee of the Liquidating Trust.

         1.60 MANAGEMENT INCENTIVE PLAN means the Reorganized Parent Management
Incentive Plan adopted as of the Effective Date by Reorganized Parent pursuant to the Investment Agreement, which may be filed as part of a Plan Supplement.

         1.61 MISCELLANEOUS SECURED CLAIMS means a Secured Claim other than a
Secured Claim which is held by the holder of a Class 1 or Class 2 Claim under this Plan.

         1.62 NEW COMMON STOCK means the newly-issued shares of common stock of Reorganized Parent.

         1.63 NEW EXIT FINANCING FACILITY means an exit financing facility in the amount of $150 million to be provided by the Plan Sponsor and the Participating Qualified PIK/Term Lenders, if any, on terms reasonably acceptable to the agent, if any, for such lenders, the Plan Sponsor and the Debtors.

         1.64 NEW INVESTMENT shall have the meaning set forth in Section 9.1.

         1.65 NEW INVESTMENT UNITS means a unit consisting of one share of New
Common Stock and the participation in the New Exit Financing Facility calculated in accordance with the Investment Agreement.

         1.66 NEW PIK/TERM NOTE(S) means one or more subordinated junior secured
7-year PIK note(s) with an interest rate equal to the applicable federal rate for medium term obligations as of the Effective Date in an aggregate principal amount not to exceed $30,000,000 without the consent of the Plan Sponsor in its sole discretion, the form of which is to be included in a Plan Supplement.

         1.67 NEW PIK/TERM SHARES means shares of New Common Stock representing
75% of the outstanding shares of New Common Stock as of the Effective Date
(exclusive of shares

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that may be issued pursuant to the Management Incentive Plan) to be issued to
PIK/Term Lenders pursuant to this Plan.

         1.68 PARENT means Philip Services Corporation.

         1.69 PARTICIPATING QUALIFIED PIK/TERM LENDERS means the Qualified
PIK/Term Lenders that elect to participate in the Reorganized PSC Offering.

         1.70 PERSON means an individual, partnership, corporation, joint venture, unincorporated association or organization, estate, trust or governmental unit.

         1.71 PETITION DATE means June 2, 2003.

         1.72 PIK/TERM AGENT means CIBC as administrative agent for the PIK/Term
Lenders or any successor thereto.

         1.73 PIK/TERM CLAIMS means Claims made by PIK/Term Lenders.

         1.74 PIK/TERM CREDIT AGREEMENT means that certain Credit Agreement, dated as of March 31, 2000, by and among Philip Services Corporation, the PIK/Term Agent and certain lenders, as amended, modified and supplemented from time to time.

         1.75 PIK/TERM DEBT means all Indebtedness (as defined in the PIK/Term
Credit Agreement) or Obligations (as defined in the PIK/Term Credit Agreement) as of the Petition Date, including all fees, costs, interests and expenses through the Petition Date.

         1.76 PIK/TERM LENDERS means the lenders from time to time party to the PIK/Term Credit Agreement.

         1.77 PIK/TERM SPECIAL CASH DISTRIBUTION means a fund of $10.7 million of cash provided by the Plan Sponsor for distribution Pro Rata to all holders of all PIK/Term Debt on or about the Effective Date.

         1.78 PLAN means this Second Amended and Restated Joint Plan of
Reorganization under Chapter 11 of the United States Bankruptcy Code, as the same may be amended from time to time pursuant to the Plan's terms, the Code or the Bankruptcy Rules and, as applicable, exhibits and schedules referenced therein, whether on file with this document or filed prior to the Confirmation
Hearing Date.

         1.79 PLAN SPONSOR means High River Limited Partnership, a Delaware limited partnership or one or more of its Affiliates as designated in the Plan
Supplement.

         1.80 PLAN SPONSOR RELATED PARTIES shall have the meaning set forth in
Section 8.9 of the Plan.

         1.81 PLAN SUPPLEMENT means one or more supplements to the Plan containing documents contemplated to implement the Plan and/or the Investment
Agreement. Any Plan Supplement shall be in form and substance acceptable to the Plan Sponsor.

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         1.82 POSTPETITION SENIOR LENDER means Meadow Walk Limited Partnership, an Affiliate of the Plan Sponsor, together with its successors and assigns.

         1.83 PREPETITION SENIOR AGENT means Foothill, as Agent for the
Prepetition Senior Debt.

         1.84 PREPETITION SENIOR DEBT means (a) all indebtedness or Prepetition
Senior Obligations (as that term is defined in the DIP Financing Order) under the Prepetition Senior Documents as of the Filing Date, including all fees, costs, interest and expenses, plus (b) all Allowable Section 506(b) Amounts.

         1.85 PREPETITION SENIOR DOCUMENTS means the Prepetition Senior Loan
Agreement and the Loan Documents (as that term is defined in the Prepetition
Senior Loan Agreement).

         1.86 PREPETITION SENIOR LENDERS means the lenders party to the Prepetition Senior Loan Agreement on the Effective Date.

         1.87 PREPETITION SENIOR LOAN AGREEMENT means that certain Loan
Agreement, dated as of March 31, 2000, by and among the Debtors, the Prepetition
Senior Lenders and the Prepetition Senior Agent, as amended, modified and supplemented from time to time.

         1.88 PRIORITY TAX CLAIM means a Claim asserted by a governmental unit entitled to priority under Code Section 507(a)(8).

         1.89 PROFESSIONALS means any Court-approved professional Person employed by the applicable entity in these Cases at any time before Confirmation.

         1.90 PRO RATA means the proportion that the amount of an Allowed Claim or Allowed Interest in a particular Class or Subclass bears to the aggregate amount of all Allowed Claims or Allowed Interests in such Class or Subclass
(including any Contested Claim Reserve) or, where applicable, Classes (with respect to Avoidance Action Recoveries).

         1.91 QUALIFIED PIK/TERM LENDER means any PIK/Term Lender that votes to accept the Plan and is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

         1.92 REGISTRATION RIGHTS AGREEMENT means the registration rights agreement relating to the New Common Stock distributed pursuant to the Plan, which may be entered into as of the Effective Date by Reorganized Parent for the benefit of certain holders of New Common Stock, which agreement may be set forth in the Plan Supplement.

         1.93 REMAINING SUBCLASS 1A NOTE means a promissory note with the material terms set forth in Section 5.1.1 of the Plan and having other commercially reasonable and customary terms, in form reasonably satisfactory to the holders of Subclass 1A Claims and in substantially the form set forth in a Plan Supplement.

         1.94 REORGANIZED PARENT means Parent as reorganized pursuant to this Plan.

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         1.95 REORGANIZED PSC means the applicable Debtors as reorganized pursuant to this Plan. It is contemplated that the assets of RMF Industrial
Contracting, Inc., Delta Maintenance, Inc., Total Refractory Systems, Inc. and
perhaps other Debtors and /or certain direct or indirect non-debtor affiliates excluded from Reorganized PSC pursuant to the Investment Agreement or otherwise will be sold, wound down or treated otherwise, and will not become part of
Reorganized PSC, but any proceeds from such sale shall be used first to fund distributions under this Plan and thereafter shall inure to the benefit of
Reorganized PSC.

         1.96 REORGANIZED PSC OFFERING means the offering of New Investment
Units by Reorganized Parent solely to Qualified PIK/Term Lenders, as more fully described in Article 9 of this Plan.

         1.97 RESTATED BY-LAWS has the meaning set forth in Section 8.3.

         1.98 RESTATED CHARTER has the meaning set forth in Section 8.3.

         1.99 SECURED CLAIM means a secured Claim within the meaning of Code
Section 506(a) and shall not include any Deficiency Amount.

         1.100 SECURED TAX CLAIM means a Secured Claim asserted by a governmental unit for unpaid taxes.

         1.101 SPECIAL UNSECURED DISTRIBUTION FUND means a fund of $3.6 million to be provided by the Plan Sponsor and distributed in accordance with this Plan, subject to a dollar-for-dollar reduction on account of a Pro Rata distribution to unsecured creditors of the Canadian Subsidiaries.

         1.102 SUBCLASS means a subclass of any Class as designated in Article 3 of the Plan.

         1.103 SUBSCRIPTION means a Qualified PIK/Term Lender's subscription for
New Investment Units pursuant to the Reorganized PSC Offering.

         1.104 SUBSCRIPTION AGENT means the Person engaged by Debtors to conduct the Reorganized PSC Offering.

         1.105 SUBSCRIPTION AGREEMENT means the agreement to be executed by the Participating Qualified PIK/Term Lenders pursuant to which such Lenders may subscribe for the purchase of New Investment Units pursuant to the Reorganized
PSC Offering, which agreement shall be in substantially the same form as the one to be contained in the Plan Supplement.

         1.106 SUBSCRIPTION COMMENCEMENT DATE means October 20, 2003.

         1.107 SUBSCRIPTION COMMITMENT means the binding commitment of a Participating Qualified PIK/Term Lender to acquire New Investment Units pursuant to the Reorganized PSC Offering.

         1.108 SUBSCRIPTION EXPIRATION DATE means the Ballot Date.

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         1.109 SUBSCRIPTION PRICE means the price to be paid for New Investment
Units pursuant to the Reorganized PSC Offering.

         1.110 SUBSCRIPTION PRICE DEPOSIT has the meaning set forth in Section
9.7 of the Plan.

         1.111 TAX CODE means the Internal Revenue Code of 1986, as amended.

         1.112 UNIMPAIRED means, when used with reference to a Claim or Interest, a Claim or Interest that is not impaired within the meaning of Section
1124 of the Code.

         1.113 UNSECURED CLAIM means a Claim other than a Secured Claim, an Administrative Expense Claim or a Priority Tax Claim. Unsecured Claim also includes any Claim for a Deficiency Amount other than any deficiency amount held by the PIK/Term Lenders.

         1.114 WILMINGTON means Wilmington Trust Company, as trustee.

         1.115 3% NOTE means those 3% convertible subordinated notes due April
15, 2020, issued by Parent to Wilmington pursuant to that certain Indenture dated as of April 7, 2000 by and between Parent and Wilmington in the principal amount of $18,000,000.

         1.116 6% NOTE means those 6% subordinated notes due April 15, 2010, issued by Parent to Wilmington pursuant to that certain Indenture dated as of April 7, 2000 by and between Parent and Wilmington in the principal amount of $64,507,987.

         1.117 INTERPRETATION. Any term not defined herein has the meaning ascribed to it in the Code or the Bankruptcy Rules. The exhibits attached to this Plan are incorporated into and are part of this Plan as if fully set forth in this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. The words
"including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation". Except as otherwise expressly agreed or consented to by the Plan Sponsor, in the event of any conflict between this Plan and the Investment Agreement (attached hereto as Exhibit 1), the terms of the Investment Agreement shall govern.

                                    ARTICLE 2

            PROVISIONS FOR THE ALLOWANCE AND PAYMENT OF UNCLASSIFIED
            CLAIMS -- ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

         2.1 ADMINISTRATIVE EXPENSES. Each holder of an Allowed Administrative
Expense Claim (including the DIP Financing Facility and cure costs on Assumed
Contracts and Leases) shall be paid in respect of such Claim in Cash, in full, on the Effective Date, or, if such Claim has not been Allowed on or before the Effective Date, promptly after the allowance of the Claim by a Final Order or as otherwise due by agreement of the parties; provided, however, that such Claim may be satisfied on such other terms as may be agreed by the holder of such Claim and the applicable Debtor. Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in accordance with the agreed terms between the parties.
On the Effective Date, all of the obligations of the Debtors to the Postpetition
Senior Lenders under or in respect of the DIP Financing Facility and the DIP

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Financing Order shall be Indefeasibly Satisfied (as defined in the DIP Financing
Order) in full and the commitments under the DIP Financing Facility shall be terminated; provided that any winddown budget for the estates has been funded or otherwise provided for in a manner and amount acceptable to the Plan Sponsor in its reasonable discretion, and, further provided that concurrently with, and as a condition precedent to, the repayment of all of the obligations of the Debtors to the Postpetition Senior Lenders under or in respect of the DIP Financing
Facility and the DIP Financing Order, the Debtors will satisfy all payments to holders of Subclass 1A and Subclass 1B Claims as provided in Section 5.1 of this Plan, except as to the remaining $3 million note set forth in Section 5.1.1 of this Plan.

                  2.1.1 BAR DATE FOR REQUESTS FOR PAYMENT OF AN ADMINISTRATIVE
         EXPENSE. All requests for payment of an Administrative Expense Claim not covered by previous bar dates, except for Professionals' requests for compensation and post-petition extensions of trade credit for goods or services and quarterly U.S. Trustee fees, shall be filed with the Court no later than thirty (30) days after the Effective Date or be forever barred. Within five (5) days after the Effective Date, Debtors shall serve notice of such Administrative Expense bar date on all known parties asserting Administrative Expense Claims except for Professionals. A bar date for Professionals' requests for compensation shall be set in the Confirmation Order. Nothing herein shall be deemed to extend or modify the administrative bar date of November 14, 2003 for any such Claims accrued through September 30, 2003.

                  2.1.2 DEADLINE FOR OBJECTIONS. All objections to allowance of
         Administrative Expense Claims must be filed by any parties in interest within thirty (30) days after the Administrative Expense Claim bar date. If no objection to the applicable Administrative Expense Claim is filed on or before that date, such Administrative Expense Claim shall be deemed Allowed as of that date.

                  2.1.3 U.S. TRUSTEE FEES. The Debtors shall timely pay on the
         Effective Date all pre-confirmation fees owed to the Office of the U.S.
         Trustee pursuant to 28 U.S.C. Section 1930(a)(6). Reorganized Parent on behalf of the Debtors shall timely pay post-confirmation fees owed to the Office of the U.S. Trustee and assessed pursuant to 28 U.S.C.
         Section 1930(a)(6) until such time as the Court enters a final decree closing these Chapter 11 cases or enters an order either converting these cases to Chapter 7 or dismissing these cases. After confirmation, Reorganized Parent on or before the last day of the month after the end of each calendar quarter, shall file with the Bankruptcy Court and shall transmit to the Office of the U.S. Trustee a true and correct statement, in a format agreed to by the U.S. Trustee, of all disbursement made by each of the Debtors for each quarter or portion thereof that these Chapter 11 cases remain open.

         2.2 PRIORITY TAX CLAIMS. Any holder of an Allowed Priority Tax Claim shall receive at the Debtors' option (and with the consent of the Plan Sponsor)
(i) the amount of the Allowed Priority Tax Claim in one Cash payment on or immediately after the Effective Date or (ii) the amount of the Allowed Priority
Tax Claim, with interest at a rate to be determined by the Court at the Confirmation Hearing, in equal annual Cash payments on each anniversary of the Effective Date, until the last anniversary of the Effective Date that precedes the sixth anniversary date of the date of assessment of the Allowed Priority Tax
Claim. A Priority Tax Claim that is a

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Contested Claim shall not receive any distribution on the Effective Date or thereafter unless and until such Claim becomes an Allowed Priority Tax Claim.
Allowed Secured Claims for taxes will be satisfied first as non-classified
Priority Tax Claims to the extent they qualify as Priority Tax Claims, but shall retain any collateral for such Claim until the Priority Tax Claim is paid in full. To the extent that some or all of an Allowed Secured Claim for taxes does not qualify as a Priority Tax Claim, but is a valid Allowed Secured Claim, it will be classified in Subclass 3A as a Secured Tax Claim.

                                    ARTICLE 3

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.1 CLASS 1 - ALLOWED PREPETITION SENIOR DEBT. Class 1 consists of
Allowed Claims of the Prepetition Senior Lenders. There are 2 Subclasses of
Class 1 Claims. Subclass 1A consists of Tranche A (as defined in the Prepetition
Senior Loan Agreement) and Subclass 1B consists of Tranches B Prime and Sub-B
(each as defined in the Prepetition Senior Loan Agreement). Class 1 Claims shall be Allowed in the aggregate amount of $131,832,843.16 owed as of the Petition
Date plus Allowable Section 506(b) Amounts (as defined in the DIP Financing
Order) through the Effective Date (less any payment of the same during the Cases). None of the Prepetition Senior Lenders or any collateral securing the Prepetition Senior Debt shall be charged for any costs or expenses in connection with the sale, transfer or other disposition of the Excluded Assets. None of the Prepetition Senior Lenders or any collateral securing the Prepetition Senior
Debt shall be charged for any costs or expenses under Section 506(c) to the extent provided for in the cash collateral related portions of the DIP Financing
Order.

         3.2 CLASS 2 - ALLOWED PIK/TERM DEBT. Class 2 consists of all Allowed
Claims of the PIK/Term Lenders. Subclass 2A consists of the Secured Claims of the PIK/Term Lenders and Subclass 2B consists of the unsecured Deficiency Amount of such Claims. None of the PIK/Term Lenders or any collateral securing the PIK/Term Senior Debt shall be charged for any costs or expenses under Section
506(c) to the extent provided for in the cash collateral related portions of the DIP Financing Order. Both Subclasses shall receive the combined treatment set forth in Section 5.2 of this Plan.

         3.3 CLASS 3 - ALLOWED MISCELLANEOUS SECURED CLAIMS. Class 3 consists of the following Allowed Miscellaneous Secured Claims. Each such Claim shall be its own Subclass. The known Subclasses are as follows:

                  3.3.1 SECURED TAX CLAIMS. To the extent that Secured Tax
         Claims are also Priority Tax Claims, they shall be paid as Priority Tax
         Claims but shall retain their collateral in its existing priority until paid in full. To the extent a Secured Tax Claim is not a Priority Tax
         Claim, it shall be paid in full on the later of the Effective Date or when Allowed unless the applicable Debtor elects to propose to pay that Claim over time on a secured basis pursuant to a separate motion filed with the Court.

                                       12


                  3.3.2 OTHER SECURED CLAIMS. Other Miscellaneous Secured Claims against Debtors may exist and, if so, each will be its own Subclass of Class 3, to the extent not previously paid pursuant to any Final Order of this Court.

         3.4 CLASS 4 - ALLOWED GENERAL UNSECURED CLAIMS. Class 4 consists of all Unsecured, non-priority Claims (including Deficiency Amounts other than any Deficiency Amount of the PIK/Term Lenders and Convenience Class Claims) against any of the Debtors other than the Parent.

         3.5 CLASS 5 - ALLOWED INSURED CLAIMS. Class 5 consists of all Insured Claims against any of the Debtors.

         3.6 CLASS 6 - ALLOWED CONVENIENCE CLASS CLAIMS. Class 6 consists of all Convenience Class Claims against any of the Debtors other than Parent.

         3.7 CLASS 7 - ALLOWED NON-TAX PRIORITY CLAIMS. Class 7 consists of all employee claims entitled to priority or other non-tax priority Claims.

         3.8 CLASS 8 - ALLOWED PARENT UNSECURED CLAIMS. Class 8 consists of the Claims of the holders of unsecured subordinated 3% Notes and 6% Notes and all other Unsecured Claims against Parent.

         3.9 CLASS 9 - ALLOWED PENALTY CLAIMS. Class 9 consists of any Claims for penalties or similar amounts except to the extent that the Court determines that subordination and separate classification of the applicable penalty Claim is not appropriate, in which case such Claim shall be treated as determined by the Court.

         3.10 CLASS 10 - ALLOWED INTERESTS. Class 10 consists of Allowed Interests in the applicable estate. Each such Allowed Interest shall be its own Subclass. The known Subclasses are as follows:

                  3.9.1. SUBCLASS 10A - ALLOWED INTERESTS IN PARENT. Subclass 10A consists of Allowed Interests in the Parent.

                  3.9.2 OTHER SUBCLASSES - ALLOWED INTERESTS IN DEBTORS OTHER THAN PARENT. The equity interests in each of the Debtors other than the Parent shall each be an additional Subclass.

                                    ARTICLE 4

                       IDENTIFICATION OF IMPAIRED CLASSES
                             OF CLAIMS AND INTERESTS

         4.1 IMPAIRED CLASSES OF CLAIMS AND INTERESTS. Subclass 1A and Classes 2, 3, 4, 5, 6, 8, 9 and 10 and applicable subclasses therein are Impaired under this Plan.

         4.2 UNIMPAIRED CLASSES OF CLAIMS AND INTERESTS. Subclass 1B and Class 7 are not Impaired under this Plan.

                                    ARTICLE 5

                           PROVISIONS FOR TREATMENT OF
                         CLASSIFIED CLAIMS AND INTERESTS

5.1      CLASS 1 - ALLOWED SENIOR DEBT.(1)

         5.1.1 SUBCLASS 1A - ALLOWED TRANCHE A CLAIMS. Subclass 1A is Impaired. Subclass 1A will be paid in full in Cash on the Effective Date (but in no event later than December 31, 2003 unless extended with the written consent of Foothill and the Required Lenders) or, with respect to letter of credit obligations, will be provided cash collateral equal to 105% of the aggregate face amounts of such letters of credit, and/or replacement or back-up letters of credit from a domestic, national bank with a rating at or above A- from Standard and Poors, at 100% of the aggregate face amount of such letters of credit and otherwise in form and substance reasonably acceptable to Foothill; provided, however, that $3 million of such Subclass 1A Claims shall be allowed as of the Effective Date but shall be paid in 12 equal monthly installments after the Effective Date and shall be evidenced by the Remaining Subclass 1A Note. Compound interest shall be paid in Cash on the Remaining Subclass 1A Note at the rate of 6% per annum and payment-in-kind interest shall accrue at the rate of 4% per annum on the last Business Day of each month until the principal amount is satisfied in full. The payment-in-kind interest shall be paid on the first anniversary of the Effective Date, may be pre-paid in whole or in part at any time before then in Cash at the sole option of Reorganized PSC, and shall be waived if the Remaining Subclass 1A Note is prepaid in full by the earlier to occur of the 90th day after the Effective Date or March 15, 2004. The principal on the Remaining Subclass 1A Note may be prepaid in whole but not in part. Such treatment shall not be deemed a reduction of Tranche A Letter of Credit Usage and such Obligations shall not be discharged or otherwise affected by the Plan, provided that only the portion of the remaining Obligations (as defined under the Prepetition Senior Documents) that consists of the Obligations under the Remaining Subclass 1A Note, the letter of credit fees and indemnification obligations in respect of Tranche A Letters of Credit shall remain secured by Reorganized PSC under the Prepetition Senior Documents with the same priority and rights of the Tranche A Obligations under the Prepetition Senior Debt and shall be entitled to the benefits of intercreditor agreements binding the New PIK/Term Notes on terms and conditions reasonably acceptable to Foothill. At the election of the Plan Sponsor, the whole Remaining Subclass 1A Note may be allocated to the portion of the Subclass 1A Claims held by Foothill and its Affiliates and in such event, the remainder of Subclass 1A shall be deemed Unimpaired for purposes of this Plan.

         5.1.2 SUBCLASS 1B - ALLOWED TRANCHE B CLAIMS. Subclass 1B is Unimpaired. All funded obligations under Subclass 1B shall be paid in full in Cash on the Effective Date and with respect to letter of credit obligations, will be provided cash collateral equal to 105% of the aggregate face amounts of such letters of credit, and/or replacement or back-up letters of credit from a domestic, national bank with a rating at or above A- from

-----------
(1) Any terms used in Articles 5.1.1 and 5.1.2 that are not otherwise defined herein shall have the meaning given to them in the Prepetition Senior Documents.

         Standard and Poors, at 100% of the aggregate face amount of such letters of credit and otherwise in form and substance reasonably acceptable to Foothill. Such treatment shall not be deemed a reduction of Tranche Sub-B Letter of Credit Usage and such Obligations shall not be discharged or otherwise affected by the Plan, provided that only the portion of the remaining Obligations (as defined under the Prepetition Senior Documents) that consists of Letter of Credit fees and indemnification obligations in respect of Tranche Sub-B Letters of Credit shall remain secured by Reorganized PSC under the Prepetition Senior Documents with the same priority and rights of the Tranche Sub-B Obligations under the Prepetition Senior Debt and shall be entitled to the benefits of intercreditor agreements binding the New PIK/Term Notes on terms and conditions reasonably acceptable to Foothill.

         5.2 CLASS 2 - ALLOWED PIK/TERM CLAIMS. Class 2 is Impaired. Each of the PIK/Term Lenders, as the consolidated treatment of its Subclass 2A and Subclass 2B Claims, may, as to its portion of the PIK/Term Debt, elect, on or before the Ballot Date, to receive: (a) a pro rata share of the New PIK/Term Shares, representing in the aggregate 75% of the outstanding shares of New Common Stock of Reorganized Parent as of the Effective Date (exclusive of shares of New Common Stock that may be issued pursuant to the Management Incentive Plan); (b) a Pro Rata share of the New PIK/Term Note(s) or (c) a combination of New PIK Term Shares and New PIK/Term Note(s) based upon the portion of the PIK/Term Debt elected by the PIK/Term Lender to be converted into each. Notwithstanding the foregoing, if one or more PIK/Term Lenders elect to receive New PIK/Term Shares in exchange for PIK/Term Debt that does not constitute "qualified indebtedness" within the meaning of Section 382(l)(5) of the Code as determined by the Parent based on its available information ("Elected Nonqualified PIK/Term Debt"), and the issuance of the New PIK/Term Shares to the PIK/Term Lenders would fail to qualify under Section 382(l)(5) of the Tax Code taking into account all transactions under the Plan, each such PIK/Term Lender shall be required to exchange all or a portion of such Elected Nonqualified PIK/Term Debt for a Pro Rata share of the New PIK/Term Note(s) in an amount equal to the product of (i) the aggregate amount of such Elected Nonqualified PIK/Term Debt that must be exchanged for New PIK/Term Notes(s) in order for the issuance of New PIK/Term Shares to PIK/Term Lenders to qualify under Section 382(l)(5) of the Tax Code as determined by the Parent times (ii) the proportion of Elected Nonqualified PIK/Term Debt held by each such Lender bears to the aggregate amount of the Elected Nonqualified PIK/Term Debt held by all PIK/Term Lenders. The Plan Sponsor shall provide such information as to it and its Affiliates and assistance to the Parent as is necessary to determine the amount of Elected Nonqualified PIK/Term Debt. Qualified PIK/Term Lenders shall have the additional right to purchase up to their Pro Rata share of the New Investment Units as more fully set forth in Article 9 of this Plan.

         Each of the PIK/Term Lenders shall receive their Pro Rata share of the PIK/Term Special Cash Distribution. Each of the PIK/Term Lenders shall receive other benefits related to net recoveries from the Alstom Litigation as specifically set forth in the Investment Agreement.

                  5.2.1 ALLOCATION OF NEW PIK/TERM SHARES. The New PIK/Term Shares shall be allocated Pro Rata among the PIK/Term Lenders that have elected to receive New PIK/Term Shares ("Electing PIK/Term Lenders"), based upon the ratio of the principal amount of the PIK/Term Claims designated by each such Electing PIK/Term Lender to the aggregate principal amount of the PIK/Term Claims designated by all such Electing PIK/Term Lenders.

                  5.2.2 ALLOCATION OF NEW PIK/TERM NOTES. Each PIK/Term Lender that does not elect to receive the New PIK/Term Shares shall receive a Pro Rata share of the New PIK/Term Notes in proportion to the principal amount of the PIK/Term Claims held by each such non-electing PIK/Term Lender to the aggregate principal amount of the PIK/Term Claims held by all of the PIK/Term Lenders. Any PIK/Term Claims that are not designated to participate in the New PIK/Term Share distribution by an Electing PIK/Term Lender shall be treated as held by a non-electing PIK/Term Lender. The principal amount of the New PIK/Term Notes to be issued to a non-electing PIK/Term Lender shall be determined by multiplying $30 million by a quotient equal to the pre-petition amount of the PIK/Term Claim held by such non-electing PIK/Term Lender divided by the total amount of principal due under all of the PIK/Term Claims. The aggregate principal amount of all New PIK/Term Notes shall not exceed $30 million. If one or more of the PIK/Term Lenders purport to exercise an election under Section 1111(b) of the Bankruptcy Code and the Court determines that such exercise is proper and valid, which Debtors and the Plan Sponsor dispute, then the Debtors with the consent of the Plan Sponsor reserve the right, but are under no obligation to, issue New PIK/Term Notes on terms which satisfies such election.

         In addition to the distributions above, holders of Subclass 2B Claims shall be entitled to receive from the Liquidating Trust, after fees (including contingency fees) and costs of the Liquidating Trust, (i) their Pro Rata share based on total Claim amounts along with Class 4 of any Avoidance Action Recoveries in an estate other than the Parent's estate and (ii) shall be entitled to receive their Pro Rata share based on total Claim amounts with Class 7 if there are any Avoidance Action Recoveries in the Parent estate.

         5.3 CLASS 3 - ALLOWED MISCELLANEOUS SECURED CLAIMS. Class 3 is Impaired. Class 3 Claims consist of all Allowed Secured Claims, if any, held by Persons other than Classes 1 and 2 under this Plan.

                  5.3.1 SUBCLASS 3A - SECURED TAX CLAIMS. At the applicable Debtor's option (and with the consent of the Plan Sponsor), a Secured Tax Claim holder will either (i) receive a payment equal to 100% of its Allowed Secured Claim in Subclass 3A, on or immediately after the Effective Date, with such interest as may be properly allowed under applicable bankruptcy and non-bankruptcy law, in which case the applicable Debtor shall receive the collateral securing the Claim free and clear of any Liens thereon or Claims thereon, or (ii) have its collateral returned. The Debtors reserve their respective rights to seek approval of any settlement with any holder of a Secured Tax Claim prior to Confirmation of this Plan.

                  5.3.2 OTHER SECURED CLAIMS. At the applicable Debtor's option (and with the consent of the Plan Sponsor), on the later of (i) the Effective Date or (ii) the date its Contested Claim is Allowed as a Secured Claim by a Final Order, a holder of Secured Claim in a Subclass of an Allowed Secured Claim not treated under Class 3A will either (i) receive the indubitable equivalent of its collateral as determined by the Bankruptcy

         Court in cash or a note secured by its collateral or (ii) have its collateral returned to it. Any Deficiency Amount in respect of a Subclass of an Allowed Secured Claim will be treated as part of Class 4 below. This election on which treatment option the applicable Debtor will use to treat the miscellaneous secured claim will be made by the later of (i) the Effective Date or (ii) when the Claim is Allowed as a Secured Claim by a Final Order. The Allowed Secured Claim may include such interest, attorneys' fees and other charges as may be permitted under Section 506 of the Bankruptcy Code and other applicable law .

         5.4 CLASS 4 - ALLOWED GENERAL UNSECURED CLAIMS. Class 4 is Impaired. Subject to Confirmation of this Plan in its current form (unless changes are consented to by the Plan Sponsor in its sole discretion) and the occurrence of the Effective Date with respect thereto, Class 4 Claims will be paid a Pro Rata share of the Special Unsecured Distribution Fund in Cash from the Plan Sponsor. The Special Unsecured Distribution Fund would be funded by the Plan Sponsor from funds which would otherwise be payable to the Plan Sponsor or its affiliates on account of their Class 1B or Class 2 Claims. In addition to the distributions above, holders of Class 4 Claims shall be entitled to receive from the Liquidating Trust, after fees (including contingency fees) and costs of the Liquidating Trust, their Pro Rata share based on total Claim amounts along with Class 2B of any Avoidance Action Recoveries in an estate other than the Parent's estate. In calculating the Pro Rata share, the obligations to unsecured creditors of the Canadian Subsidiaries shall be included in the calculation.

         5.5 CLASS 5 - ALLOWED INSURED CLAIMS. Class 5 is Impaired. Class 5 Claims shall be paid first from available insurance proceeds and any unpaid amounts thereafter will be treated as part of Class 4.

         5.6 CLASS 6 - ALLOWED CONVENIENCE CLASS CLAIMS. Class 6 is Impaired. Subject to Confirmation of this Plan, the occurrence of the Effective Date with respect thereto and the Plan Sponsor's receipt of any and all of the benefits set forth herein, Class 6 Claims shall be paid their Pro Rata share along with other Class 6 creditors from a pool of $200,000 on account of their Allowed Unsecured Claim within the convenience class promptly after the later of (i) the Effective Date or (ii) their Claim becoming Allowed in a Final Order.

         5.7 CLASS 7 - ALLOWED PRIORITY NON-TAX CLAIMS. Class 7 is Unimpaired. Class 7 Claims will be paid in full on the earlier on or promptly after (i) the Effective Date and (ii) when such Claim is Allowed.

         5.8 CLASS 8 - ALLOWED PARENT SUBORDINATED DEBT AND OTHER UNSECURED CLAIMS AGAINST PARENT. Class 8 is Impaired. Class 8 Claims will receive from the Liquidating Trust after fees (including contingency fees) and costs of the Liquidating Trust, their Pro Rata share based on total Claim amounts along with Classes 2B of any Avoidance Action Recoveries in the Parent's estate.

         5.9 CLASS 9 - ALLOWED PENALTY CLAIMS. Class 9 is Impaired. Class 9 Claims will receive nothing under the Plan.

         5.10 CLASS 10 - ALLOWED INTERESTS. Class 10 is Impaired. Class 10 consists of Allowed Interests in the applicable estate. Each such Allowed Interest shall be its own Subclass as listed below. There will be no distribution to Class 10 Interests.

                  5.10.1 SUBCLASS 10A - INTERESTS IN PARENT. There will be no distribution to Subclass 10A and such interests shall be deemed extinguished on the Effective Date.

                  5.10.2 OTHER SUBCLASSES - INTEREST IN DEBTORS, OTHER THAN PARENT. There also will be no distribution to Subclasses of Interests in Debtors other than Parent; provided, however, that Reorganized PSC may preserve, restructure or merge any such subsidiary Debtor(s) after the Effective Date if it elects to do so and their shares or other equity interests held by Parent, any other Debtor or Reorganized PSC shall be preserved and considered to be outstanding and existing for all purposes other than distributions under this Plan.

                                    ARTICLE 6

                         ACCEPTANCE OR REJECTION OF PLAN
                            AND ELECTIONS ON BALLOTS

         6.1 CLASSES ENTITLED TO VOTE. Each Impaired Class and Subclass shall be entitled to vote separately to accept or reject this Plan (except as noted in Section 6.2 below). Any Unimpaired Class of Claims shall not be entitled to vote to accept or reject this Plan. Under Section 1126(f) of the Code, such Claim holders are conclusively presumed to accept the Plan.

         6.2 CLASSES OF CLAIMS AND INTERESTS DEEMED TO REJECT THIS PLAN. Any Claims in Class 9 and Allowed Interests in all Subclasses of Class 10 are Impaired and shall not receive or retain any property under this Plan. Under
Section 1126(g) of the Code, the holder of such a Claim or Interest is conclusively presumed to reject this Plan, and the vote of such holder will not be solicited.

         6.3 ACCEPTANCE BY AN IMPAIRED CLASS. In accordance with Section 1126(c) of the Code and except as provided in Section 1126(e) of the Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

                                    ARTICLE 7

                               PLAN DISTRIBUTIONS

         7.1 TIMING OF CASH PAYMENTS. The applicable Debtor or Debtors (or Reorganized PSC on their behalf) shall make the following payments:

                  7.1.1 Cash to holders of Allowed Administrative Expense Claims which the Debtors elect to pay in accordance with Article 2 of the Plan on or immediately after the Effective Date (or, if later, when such Claims become Allowed).

                  7.1.2 Cash to holders of Allowed Priority Non-Tax Claims and Allowed Priority Tax Claims which Debtors elect to pay in Cash in accordance with Article 2 of the Plan on or immediately after the Effective Date (or, if later, when such Claims become Allowed).

                  7.1.3 Cash to Subclasses 1A and 1B calculated in accordance with Article 2 of the Plan on the Effective Date, other than the Remaining Subclass 1A Note, which shall be paid in accordance with its terms.

                  7.1.4 Cash in an amount sufficient to satisfy the DIP Financing Facility in accordance with Article 2 of the Plan on the Effective Date.

                  7.1.5. Cash in an amount sufficient to pay holders of Class 3 Miscellaneous Secured Claims which the applicable Debtor elects to pay in Cash on or promptly after the Effective Date.

                  7.1.6 The PIK/Term Special Cash Distribution shall be paid on the Effective Date to the holders of Class 2 Claims; provided, however, that the Plan Sponsor is not required to actually distribute the portion of the PIK/Term Special Cash Distribution to those PIK/Term Lenders who are Affiliates of the Plan Sponsor if the Plan Sponsor in its sole discretion elects not to do so, but such election shall in no event increase the portion payable to PIK/Term Lenders who are not Affiliates of the Plan Sponsor.

                  7.1.7 Cash, if any, for distribution to an escrow agent for the benefit of holders of Class 4 Claims in accordance with Article 2 of the Plan on or immediately after the Effective Date. Quarterly distributions shall be made thereafter to holders of Allowed Class 4 Claims subject to a Contested Claims Reserve.

         7.2 NEW PIK/TERM NOTE(s) OR NEW PIK/TERM SHARES. The New PIK/Term Note(s) and New PIK/Term Shares, as applicable, shall be distributed to Class 2 Creditors as soon as practicable after the Effective Date.

         7.3 CONTESTED CLAIMS. The Confirmation Order will contain a mechanism to reserve or otherwise provide for any Contested Claims as of the Confirmation Hearing Date, which mechanism is expected to provide that funds shall be reserved based on the full amount of asserted Contested Claims compared to Allowed Claims unless the Bankruptcy Court, upon notice and a hearing to holders of Contested Claims, determines that a lesser reserve is appropriate.

         7.4 MEANS OF CASH PAYMENT. Cash distributions made pursuant to this Plan shall be in United States funds, by check drawn on a domestic bank, or, if the Debtors so elect in their sole discretion for distributions to certain large claimants, by wire transfer from a domestic bank. Cash distributions by check shall be mailed to each Creditor entitled to such distributions under this Plan at the addresses set forth on the Creditor's proof of claim, or, if no proof of claim was filed, shall be mailed to the Creditor's last known address contained in the records of the applicable Debtor. If any Creditor's distribution is returned as undeliverable, no further distributions to such Creditor shall be made unless and until the applicable Debtor is notified of such Creditor's then current address, at which time all missed distributions shall be made to such holder without interest. No Cash distribution need be made if the distribution would be less than $10.00.

         7.5 TIME BAR TO CASH PAYMENTS. Checks issued by the applicable Debtor with respect to Claims or Interests shall be null and void if not cashed within one-hundred fifty (150) days of the date of issuance thereof.

                  7.5.1 Requests for reissuance of any check must be made directly to the applicable Debtor in dissolution (or any Disbursing Agent or liquidating trust established in the Confirmation Order) by the holder of the Allowed Claim or Interest with respect to which the check originally was issued.

                  7.5.2 Any Claim in respect of such a null and void check shall be made on or before one-hundred fifty (150) days after the date of issuance of the check, after which time all Claims in respect of such null and void checks shall be forever barred, and the funds shall be distributed to Reorganized PSC.

         7.6 RECORD DATE. The record date for purposes of distributions under this Plan shall be the close of business on the Confirmation Date. The Debtors will rely on the register of proofs of claim filed in the Cases and their stock records to identify holders of Claims and Interests except to the extent a notice of transfer of Claim or Interest has been filed with the Court prior to the Confirmation Date pursuant to Bankruptcy Rule 3001 or the applicable Debtor has actual notice of a permitted post-confirmation transfer.

                                    ARTICLE 8

                      MEANS FOR IMPLEMENTATION OF THE PLAN

         8.1 INVESTMENT AGREEMENT. The Debtors shall close the transactions as contemplated in the Investment Agreement. The Debtors propose that the Confirmation Order contain a finding that the Plan Sponsor is a good faith acquirer who is taking free and clear of Claims, Interests, and Liens, including, without limitation, successor liability claims. The Plan Sponsor has proposed to donate the Special Unsecured Distribution Fund (to be reduced dollar-for-dollar to account for the pro rata share of such amount paid to the unsecured creditors of the Canadian Subsidiaries if the Canadian proceedings are approved) in Cash as a gift and settlement in favor of certain unsecured creditors. It will be payable from a portion of the distributions which otherwise would be made to the Plan Sponsor and its affiliates on account of their Class 1B and Class 2 Claims. The Debtors and the Plan Sponsor intend that the transactions contemplated by the Investment Agreement, assuming an ownership change of the Company, qualifies under Section 382(l)(5) of the Code.

         8.2 CONTINUATION OF OPERATIONS. On and after the Effective Date, Reorganized PSC shall continue to operate its business. All assets of the Debtors shall vest in Reorganized PSC on the Effective Date unless previously liquidated or sold or designated as Excluded Assets pursuant to the Investment Agreement.

         8.3 RESTATED CHARTER AND BY-LAWS. On or before the Effective Date, Reorganized PSC's corporate charter and by-laws shall be amended and restated to prohibit the issuance of non-voting equity security to the extent required by Code Section 1123(a)(6) and such other modifications as may be approved in the Confirmation Order ("Restated Charter" and "Restated By-Laws"). A form of Restated Charter and Restated By-Laws shall be filed as part of the Plan Supplement. Such documents will provide for a ratification and confirmation of indemnification rights of directors and officers of the Debtors and their affiliates who served post-petition and payment of premiums for reasonable director and officer insurance for such parties. On the Effective Date, Reorganized PSC may enter into a Registration Rights Agreement.

         8.4 BOARD OF DIRECTORS OF REORGANIZED PSC. The board of directors of Reorganized PSC shall be reconstituted on the Effective Date in a manner consistent with the Restated Charter and shall be initially composed of individuals to be proposed at least 10 days prior to the Confirmation Hearing and set forth in the Confirmation Order. Each director nominee shall be acceptable to the Plan Sponsor.

         8.5 VESTING OF ASSETS. As of the Effective Date, all property of the Debtors, other than the Excluded Assets, shall vest in Reorganized PSC free and clear of all Claims, Interests and Liens, including, without limitation, successor liability claims, except as expressly provided in this Plan.

         8.6 SUBSTANTIVE CONSOLIDATION FOR PLAN DISTRIBUTION PURPOSES ONLY. The Debtors' estates, other than the estate of the Parent, shall be deemed to be substantively consolidated solely for purposes of distributions under this Plan. The subsidiaries shall otherwise be deemed to exist for all other purposes.

         8.7 DISCHARGE AND INJUNCTION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, RESTATED CHARTER, RESTATED BY-LAWS OR CONFIRMATION ORDER, CONFIRMATION OF THE PLAN SHALL OPERATE PURSUANT TO SECTION 1141(d)(1) OF THE CODE AS A DISCHARGE, EFFECTIVE AS OF THE CLOSE OF THE EFFECTIVE DATE, OF ANY AND ALL DEBTS AND LIABILITIES OF, AND ANY CLAIMS OR LIENS AGAINST AND INTERESTS IN, THE DEBTORS OR ANY OF THEIR ASSETS THAT EXISTED OR AROSE AT ANY TIME BEFORE CONFIRMATION. ON AND AFTER THE EFFECTIVE DATE, AS TO EVERY DISCHARGED DEBT, LIABILITY, CLAIM, INTEREST OR LIEN, THE CREDITOR OR OTHER HOLDER THAT HELD SUCH DEBT, LIABILITY, CLAIM, INTEREST OR LIEN SHALL BE PRECLUDED AND ENJOINED FROM ASSERTING OR PURSUING AGAINST (i) ANY DEBTOR FORMERLY OBLIGATED ON SUCH DEBT OR LIABILITY, OR WITH RESPECT TO SUCH LIEN, CLAIM OR INTEREST, (ii) SUCH DEBTOR'S ASSETS OR PROPERTIES, (iii) REORGANIZED PSC OR (iv) REORGANIZED PSC'S ASSETS OR PROPERTIES, THE CLAIM, LIEN OR INTEREST, OR ANY OTHER OR FURTHER CLAIM BASED ON ANY DOCUMENT, INSTRUMENT, ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE CONFIRMATION DATE. THERE IS NO DISCHARGE OF OBLIGATIONS WHICH ARE EXPRESSLY ASSUMED IN CONNECTION WITH THE PLAN, THE RESTATED CHARTER, RESTATED BY-LAWS OR CONFIRMATION ORDER. THIS DISCHARGE WILL NOT IMPAIR RIGHTS OF OFFSET TO THE EXTENT ENFORCEABLE UNDER APPLICABLE BANKRUPTCY AND NON-BANKRUPTCY LAW. IN ADDITION TO AND NOT IN LIMITATION OF THE FOREGOING, AT THE ELECTION OF THE PLAN SPONSOR, ANY AND ALL OF THE EXTANT INTERCOMPANY CLAIMS OR OBLIGATIONS AS OF THE EFFECTIVE DATE, INCLUDING THOSE INTERCOMPANY CLAIMS WITH RESPECT TO NON-DEBTOR SUBSIDIARIES, SHALL BE DISCHARGED OR RELEASED IN THEIR ENTIRETY.

         8.8 RELEASES. ON THE EFFECTIVE DATE, THE FOLLOWING INDIVIDUALS AND ENTITIES SHALL BE FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL CLAIMS, ACTIONS, SUITS, DEBTS, ACCOUNTS,

CAUSES OF ACTION, AGREEMENTS, PROMISES, DAMAGES, JUDGMENTS, DEMANDS AND LIABILITIES WHICH ANY OF THE DEBTORS OR CREDITORS OR OTHER PERSONS RECEIVING OR WHO ARE ENTITLED TO RECEIVE DISTRIBUTIONS UNDER THIS PLAN MAY HAVE AGAINST THEM IN ANY WAY RELATED TO THE DEBTORS (OR THEIR PREDECESSORS OR AFFILIATES) OR THESE
CASES: (i) ALL DIRECTORS, OFFICERS, ASSOCIATES, EMPLOYEES, MEMBERS, PARTNERS, PROFESSIONALS OR AGENTS OF THE DEBTORS WHO SERVED THE DEBTORS ON OR AFTER THE PETITION DATE, INCLUDING, WITHOUT LIMITATION, THOSE NAMED ON EXHIBIT VIII TO THE DISCLOSURE STATEMENT, (ii) THE PLAN SPONSOR AND ANY OF ITS AFFILIATES OR ASSOCIATES AND ALL DIRECTORS, OFFICERS, MANAGERS, PARTNERS, EMPLOYEES, PROFESSIONALS OR AGENTS OF THE PLAN SPONSOR OR SUCH AFFILIATES OR ASSOCIATES, AND (iii) EACH OF THE PREPETITION SENIOR LENDERS AND THE PREPETITION SENIOR AGENT AND THEIR AFFILIATES AND ASSOCIATES, INCLUDING CERBERUS, AND ALL DIRECTORS, OFFICERS, MANAGERS, PARTNERS, PROFESSIONALS OR AGENTS AS TO ALL POST-PETITION ACTIVITIES AND AS TO PRE-PETITION ACTIVITIES TO THE EXTENT SET FORTH IN THE DIP FINANCING ORDER, ALL OF THE FOREGOING (IN CLAUSES (i), (ii) AND/OR (iii)) IN ANY CAPACITY WHATSOEVER. FURTHER, ALL CLASS 4 CREDITORS WHO CONTINUE TO DO BUSINESS ON ACCEPTABLE TRADE CREDIT TERMS WITH REORGANIZED PSC, AND ALL OFFICERS, DIRECTORS AND EMPLOYEES OF REORGANIZED PSC, SHALL BE RELEASED FROM ANY AVOIDANCE ACTION AGAINST THEM.

         THE RELEASES SHALL NOT BE DEEMED TO RELEASE PARTIES WHO ARE DEFENDANTS WITH RESPECT TO PENDING SUITS RESERVED UNDER THAT CERTAIN FIRST AMENDED JOINT PLAN OF REORGANIZATION OF PHILIP SERVICES (DELAWARE), INC. IN CONNECTION WITH ANY POTENTIAL LIABILITY OF SUCH PARTIES IN CONNECTION WITH SUCH SUITS OR OTHER PLAINTIFFS IN OR BENEFICIARIES OF SUCH SUITS.

         THE RELEASES SHALL NOT BE DEEMED TO RELEASE ANY PREPETITION SENIOR LENDER FROM ITS CONTINUING OBLIGATIONS OR LIABILITIES IN FAVOR OF THE PREPETITION SENIOR AGENT OR THE PREPETITION SENIOR AGENT FROM ITS CONTINUING OBLIGATIONS OR LIABILITIES IN FAVOR OF ANY PREPETITION SENIOR LENDER UNDER THE PREPETITION SENIOR DOCUMENTS OR THE DOCUMENTS RELATED TO THE DIP FINANCING FACILITY.

         ANY AND ALL OF THE VALID CLAIMS OF THE PLAN SPONSOR OR ITS AFFILIATES (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS WHICH THEY MAY HAVE PURCHASED FROM OTHERS) SHALL BE ALLOWED IN FULL AND SHALL NOT BE SUBJECT TO CHALLENGE OR ATTACK IN ANY MANNER.

         8.9 EXCULPATION OF POST-PETITION BOARD, OFFICERS, AGENTS, COMMITTEE AND PLAN SPONSOR. Except for willful misconduct or bad faith, neither the Debtors nor the directors, officers, agents, Affiliates, Associates and Professionals of the Debtors (collectively, the "Company-Related Parties") nor the Committee nor its members, agents, Affiliates, Associates and Professionals (collectively, the "Committee-Related Parties") nor the Plan Sponsor nor the directors, officers, agents, Affiliates, Associates and Professionals of the Plan Sponsor (the "Plan Sponsor Related Parties"), all of the foregoing in any capacity whatsoever, shall be liable to any person or entity for any post-petition action, failure or omission to act or other matter related to the Debtors and/or these Cases. All parties are permanently enjoined from initiating a suit against any Reorganized PSC, the Debtors, the Company-Related Parties, the Committee, the Committee-Related Parties, the Plan Sponsor and the Plan Sponsor Related Parties, except for willful misconduct or bad faith on the part of any such parties.

         8.10 MANAGEMENT INCENTIVE PLAN. A management incentive plan shall be filed as part of the Plan Supplement and approved as part of the Confirmation Order.

         8.11 CANADIAN ASSETS. The Debtors shall be authorized to take, and shall be authorized to direct the Canadian Subsidiaries to take, any actions reasonably necessary or desirable to complete the Canadian Restructuring (as defined in the Investment Agreement) and to assist and complete in the transfer of the Canadian Assets to Reorganized PSC, or one or more of its Affiliates. The Confirmation Order shall contain a provision requesting the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or the federal court of Canada or any judicial, regulatory, or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province to act in aid of and to be complimentary to the Bankruptcy Court in carrying out the terms of the Plan and the Confirmation Order.

         8.12 LIQUIDATING TRUST. A Liquidating Trust shall be formed by the Effective Date to hold any Avoidance Actions not released under this Plan or prior order of this Court. The Liquidating Trust shall be considered the successor to the Committee and have all rights of the Committee with respect to such litigation, as well as the obligation to pay contingency fee arrangements previously approved by this Court. The Liquidating Trustee shall be proposed by the Committee and reasonably acceptable to the Debtors and the Plan Sponsor; provided, however, that other than as set forth in the Liquidating Trust Agreement with the consent of the Plan Sponsor, no costs of the Liquidating Trust or Liquidating Trustee shall be borne by the Plan Sponsor, the Debtors or Reorganized PSC. A form of the Liquidating Trust Agreement will be filed as a Plan Supplement.

                                    ARTICLE 9

                          THE REORGANIZED PSC OFFERING

         9.1 PLAN SPONSOR COMMITMENTS. Pursuant to the terms and conditions set forth in the Investment Agreement, and subject to participation rights of the Qualified PIK/Term Lenders as described below, at the Closing (a) Reorganized Parent will issue and sell to the Plan Sponsor, and the Plan Sponsor has agreed to purchase in consideration of $20,000,000, such number of shares of New Common Stock as shall represent 20% of the issued and outstanding shares of New Common Stock on the Effective Date and (b) the Plan Sponsor (or an Affiliate thereof) will make available to Reorganized PSC the New Exit Financing Facility. In consideration of the Plan Sponsor's commitment to provide the New Exit Financing Facility, at the Closing, Reorganized Parent will issue and deliver solely to the Plan Sponsor, as the exclusive fee for the New Exit Financing Facility, shares of New Common Stock representing 5.0% of the issued and outstanding shares of New Common Stock as of the Effective Date. For purposes of this
Article 9, the issued and outstanding shares of New Common Stock as of the Effective Date shall be determined exclusive of any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan. The total investment contemplated hereby shall be referred to as the "New Investment" which for purposes of the Reorganized PSC Offering to Qualified PIK/Term Lenders shall be divided into New Investment Units consisting of shares of New Common Stock and a participation interest in the New Exit Financing Facility each calculated in accordance with the Investment Agreement. No fractional units or shares of New Common

Stock will be issued, and participation in the New Exit Financing Facility will be rounded to the nearest $0.01.

         9.2 SUBSCRIPTION COMMITMENTS. On the Subscription Commencement Date, Debtors will cause a Subscription Agreement and other offering materials to be delivered to each Qualified PIK/Term Lender offering each Qualified PIK/Term Lender the right, pursuant to and on the terms and conditions of the Reorganized PSC Offering, to make a Subscription Commitment for up to its Pro Rata portion of the New Investment Units at the Subscription Price.

         9.3 SUBSCRIPTION PERIOD. The Reorganized PSC Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. After the Subscription Expiration Date, no additional Subscription Commitments will be accepted without the written consent of the Plan Sponsor, and Reorganized PSC shall not be obligated to honor any purported Subscription Commitments received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such Subscription Commitments were sent.

         9.4 SUBSCRIPTION PRICE. The Subscription Price for each New Investment Unit, payable in Cash, shall be set forth in a Plan Supplement and determined consistently with the Investment Agreement. On or before the Subscription Expiration Date, the Subscription Price Deposit provided for in Section 9.7 shall be paid by each Participating Qualified PIK/Term Lender subscribing for New Investment Units and held in escrow, pending the consummation of the transactions provided herein on the Effective Date.

         9.5 ISSUANCE OF NEW INVESTMENT UNITS. On the Effective Date, Reorganized Parent shall issue to Participating Qualified PIK/Term Lenders, in exchange for receipt of the Subscription Price, the number of New Investment Units subscribed for pursuant to valid and binding Subscription Commitments. The shares of New Common Stock will be immediately detachable from the New Investment Units. No fractional units or shares of New Common Stock will be issued, and participation in the New Exit Financing Facility will be rounded to the nearest $0.01.

         9.6 TRANSFER RESTRICTIONS; REVOCATION. The subscription rights of the Qualified PIK Term Lenders provided herein are not transferable. Accordingly, any purported transfer shall be null and void and of no effect. Any Participating Qualified PIK/Term Lender that breaches its obligations to subscribe for and make payment on the account of the New Investment Units pursuant to a Subscription Commitment that has been accepted by Reorganized Parent shall forfeit (i) as liquidated damages the entire Subscription Price Deposit it made pursuant to Section 9.7 and (ii) its entire entitlement to receive any New Investment Units pursuant to its Subscription Commitment.

         9.7 PROCEDURES FOR MAKING SUBSCRIPTION COMMITMENTS. Any Participating Qualified PIK/Term Lender shall make its Subscription Commitment by causing its Subscription Agreement to be executed and delivered to the Subscription Agent on or prior to the Subscription Expiration Date, having properly completed and executed the Subscription Agreement, and tendered the Subscription Price Deposit (as defined in this paragraph) in accordance with the procedures set forth herein and in the Subscription Agreement. In order for any Subscription Commitment to be effective, a Participating Qualified PIK/Term Lender shall tender as a deposit the amount of Cash that would be necessary to purchase the number of New Investment Units subscribed for pursuant to such holder's Subscription Agreement (the "Subscription Price Deposit"). All questions concerning the timelines, viability, form and eligibility of any Subscription Agreements shall be determined by the Debtors in their reasonable discretion (and with the consent of the Plan Sponsor), whose determination shall be final and binding. The Debtors, in their reasonable discretion (and with the consent of the Plan Sponsor), may, but shall not be obligated to, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported Subscription Commitment. Subscription Agreements shall not be deemed to have been waived or cured within such time as the Debtors shall determine, in their reasonable discretion (and with the consent of the Plan Sponsor). Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

         9.8 NOTIFICATION OF ALLOCATION OF NEW INVESTMENT UNITS. Within ten (10) Business Days after the Subscription Expiration Date, the Subscription Agent shall notify the Plan Sponsor of the number of New Investment Units subscribed for by the Participating Qualified PIK/Term Lenders.

         9.9 SUBMISSION TO JURISDICTION. Each Participating Qualified PIK/Term Lender entering into a Subscription Agreement shall consent to the exclusive jurisdiction and venue of the Bankruptcy Court for the resolution of any dispute arising thereunder, including, without limitation, in respect of payment of the Subscription Price and in respect of the terms of the Reorganized PSC Offering set forth in the Plan.

                                   ARTICLE 10

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.1 REJECTED IF NOT ASSUMED. The Plan shall be deemed to constitute and incorporate a motion by the Debtors to reject all executory contracts and unexpired leases to which a Debtor is a party or is otherwise bound, except for the contracts and leases that (a) have been assumed, assumed and assigned, consensually terminated or rejected pursuant to an order of the Court entered prior to the Effective Date, (b) are specifically treated otherwise in this Plan, or (c) are the subject of a motion to assume or assume and assign that is pending before the Court on the Effective Date. The Confirmation Order shall represent and reflect an order of the Court approving the assumptions and rejections as of the Confirmation Date, unless otherwise provided in this
Section 10.1. Any cure costs that Reorganized PSC is required to pay by a Final Order in connection with an assumed contract or lease shall be treated as an administrative expense of the Cases. Notice shall be sent to any counterparty whose executory contract or unexpired lease is to be assumed on or before November 21, 2003 and shall be sent by mail or when specifically requested of the undersigned counsel in writing, by email or facsimile. Such notice may be revoked at any time prior to entry of an order approving such assumption by Debtors or

Reorganized PSC on notice to the affected counterparty based on a dispute about the amount of the cure cost, the existence or enforceability of the agreement, or as otherwise permitted by the Court.

         10.2 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by the Debtors pursuant to Section 10.1 of the Plan results in damages to the counterparty to such contract or lease, then a Claim for damages or any other amounts related in any way to such contract or lease shall be forever barred and shall not be enforceable against the Debtors, their successors and assigns or their property, unless a proof of claim is filed with the Court and served in accordance with Section 13.1 of this Plan within thirty
(30) days of the Confirmation Date. The rejection claim bar date for leases and contracts rejected prior to Confirmation shall be the date set forth in the applicable order rejecting such lease or contract.

         10.3 ASSUMPTION OF SPECIFIED CONTRACTS. Entry of the Confirmation Order shall constitute the assumption of the Assumed Contracts and Leases as of the Effective Date. Notice of such assumption and proposed cure amounts and an opportunity to object will be sent to counterparties whose contracts or lease is proposed to be assumed.

         10.4 EXTENSION OF PERIODS. If there are unresolved disputes (including with respect to cure amounts) as to any proposed Assumed Contracts and Leases, the Confirmation Order may to the extent permitted by applicable law provide a mechanism by which Reorganized PSC may elect to reject such contract or lease after the Effective Date if such dispute is not resolved to the satisfaction of Reorganized PSC; provided, however, that such contract or lease shall not be deemed assumed or rejected until such dispute has been resolved by a Final Order.

                                   ARTICLE 11

                      PROCEDURES FOR RESOLVING AND TREATING
                                CONTESTED CLAIMS

         11.1 OBJECTION DEADLINE. As soon as practicable, but in no event later than ninety (90) days following the Effective Date, Reorganized PSC shall file objections to claims with the Court and serve a copy on the holder of the applicable Claims or Interests to which the objections are made. There shall be no post-confirmation right to object to the extent a particular Claim is specifically Allowed under this Plan or under a prior Final Order. This Section
11.1 shall not limit the applicable Debtor's right to object to Claims or Interests, if any, filed or amended after the Effective Date. Any Claims filed after the applicable bar date shall be Disallowed unless the Court determines in a Final Order that there was excusable neglect for filing such Claims after the applicable bar date. Nothing herein shall affect claims objections filed by the Committee prior to the Effective Date.

         11.2 PROSECUTION OF OBJECTIONS. Reorganized PSC may litigate to judgment, settle or withdraw objections to Contested Claims. The Committee (or Liquidating Trust as its successor) who has filed a claims objection by the Effective Date may prosecute such claims objection post-Confirmation.

         11.3 POWER TO COMPROMISE AND SETTLE WITHOUT NOTICE AND A HEARING. Reorganized PSC may compromise and settle an objection to a Claim without notice and a hearing thereon where the Allowed Claim will be $100,000.00 or less as a result of such compromise and settlement. Reorganized PSC may also compromise and settle an objection to a Claim without notice and a hearing thereon where the difference between the amount of the proof of claim as filed and the amount of the Claim as scheduled by the Debtors is less than $75,000.00.

         11.4 POWER TO COMPROMISE AND SETTLE UPON NOTICE AND A HEARING. Reorganized PSC may compromise and settle all Objections to Claims not covered by Section 11.3 of this Plan only upon twenty (20) days' notice to the United States Trustee for the Southern District of Texas, the Committee, the holder of the Remaining Subclass 1A Note and such other parties as may be specified in the Confirmation Order and a hearing thereon.

         11.5 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to any Claim or Interest held by the holder of a Contested Claim within the applicable Class as to which an objection has been interposed unless and until the Contested Claim has been settled, withdrawn or adjudicated and a Final Order has been entered with respect to the Claim or Interest to the maximum extent permitted by applicable law.

                                   ARTICLE 12

                            RETENTION OF JURISDICTION

         12.1 CLAIMS AND ACTIONS. The Court shall retain jurisdiction over the Cases, including, without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of this Plan are implemented. The Court shall also expressly retain jurisdiction to hear and determine all Claims against the Debtors.

         12.2 RETENTION OF ADDITIONAL JURISDICTION. The Court shall also retain jurisdiction for the purpose of classification of the Claims of any Creditor or Interests of any Interestholder and the determination of such objections as may be filed with respect to the Claims and Interests, including proceedings for estimation of Claims or Interests pursuant to Code Section 502(c). The Court shall further retain jurisdiction for the following additional purposes:

                  (1) to determine all questions and disputes regarding title to the assets of a Debtor, all controversies, disputes or conflicts, whether or not subject to any pending action as of the Effective Date, between the Debtors or Reorganized PSC and any other party;

                  (2) to modify the Plan with the consent of the applicable Debtor or Reorganized PSC and the Plan Sponsor after the Effective Date but prior to substantial consummation of the Plan pursuant to Section
         12.3 of this Plan, upon advance written notice to counsel to the Prepetition Senior Agent, the PIK/Term Agent and the Committee;

                  (3) to construe, interpret, implement and enforce the terms and conditions of the Plan, Confirmation Order, the Investment Agreement and other related documents;

                  (4) to determine issues and disputes concerning entitlement to distributions to be made under and pursuant to this Plan;

                  (5) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights and powers of the Debtors and Reorganized PSC, and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary;

                  (6) to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the purposes and intent of the Plan;

                  (7) to determine any and all objections to the allowance of Claims or Interests, including, without limitation, any counterclaims and rights of setoff;

                  (8) to determine any and all applications for allowance of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Code or the Plan;

                  (9) to determine any and all applications or motions for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease, and to hear and determine, and, if need be, to liquidate any and all Claims arising therefrom;

                  (10) to determine any and all applications, adversary proceedings and contested matters, including any adversary proceeding concerning any Cause of Action, that may be pending on or initiated after the Effective Date relating to matters that arose prior to the Effective Date;

                  (11) to consider any technical or immaterial modification of the Plan, whether or not the Plan has been substantially consummated, to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order or any other order of the Court, to the extent authorized by the Plan or the Code and requiring Court approval;

                  (12) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan, any agreements or instruments issued under or relating to this Plan or any other documentation evidencing the terms of this Plan;

                  (13) to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against the Debtors or Reorganized PSC arising under or in connection with the Plan;

                  (14) to issue such orders in aid of execution of the Plan as may be authorized by Code Section 1142;

                  (15) to hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court;

                  (16) to liquidate damages in connection with any disputed, contingent or unliquidated Claims or Interests;

                  (17) to adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof and for adequate protection claimed by any holder of such Claims;

                  (18) to adjudicate all claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of the Cases; and

                  (19) to determine such other matters or proceedings as may be provided for under Title 28 or other title of the United States Code, the Code, the Bankruptcy Rules, other applicable law, the Plan or in any order or orders of the Court, including, but not limited to, the Confirmation Order or any order which may arise in connection with the Plan or the Confirmation Order.

         12.3 MODIFICATIONS OF THE PLAN. The Debtors (with the consent of the Plan Sponsor) may modify this Plan in the manner provided for under Code Section 1127; provided, however, that the Debtors may not modify this Plan in a manner that materially affects the holders of Class 1 Claims, including modification of the repayment dates of Subclass 1A Claims, principal amount, interest rates, security, priority or maturity date of the Remaining Subclass 1A Note without first obtaining written consent of the affected holders of Class 1 Claims. The Debtors shall give notice of any proposed modification to the parties listed in
Section 13.1 of this Plan, the Office of the United States Trustee for the Southern District of Texas and any other parties designated by the Court. The Debtors also reserve the right to make such modifications (with the consent of the Plan Sponsor) at or prior to any hearings on Confirmation as are necessary to permit this Plan to be confirmed under Code Section 1129.

         12.4 REVOCATION AND WITHDRAWAL OF THE PLAN. Subject to the terms and conditions of the Investment Agreement, the Debtors reserve the right to revoke or withdraw this Plan at any time before entry of a Confirmation Order. If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, or if the Confirmation or the Effective Date does not occur, then this Plan shall be deemed to be null and void. In such event, nothing contained herein or in any Disclosure Statement relating to the Plan shall be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any proceeding involving the Debtors.

         12.5 SECTION 1146(c) EXEMPTION. Pursuant to Code Section 1146(c), the making or delivery of any instrument of transfer or the holding by, or transfer or sale of, any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by, the Plan (including to the Plan Sponsor), shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee.

                                   ARTICLE 13

                                NOTICE PROVISIONS

         13.1 NOTICES. All notices, requests, elections or demands in connection with this Plan, including any change of address of any Creditor or Interestholder for the purposes of receiving distributions under this Plan and to avoid forfeiting the same pursuant to Article 7 of this Plan, shall be in writing and shall be delivered personally, by facsimile, overnight courier or first class mail. Such notice shall be deemed to have been given when received or, if mailed by first class mail, five (5) Business Days after the date of mailing, or if by overnight courier, the next Business Day following the date of mailing. Notices required to be sent to the following parties under this Plan shall be addressed to:

         To the Debtors:

         Philip Services Corporation, et. al.
         Sonnenschein Nath & Rosenthal LLP
         1221 Avenue of the Americas
         New York, NY 10020
         Attention: Peter D. Wolfson, Esq.
         Facsimile: (212) 768-6800
         Email: pwolfson@sonnenschein.com

         Philip Services Corporation, et. al.
         Porter & Hedges, L.L.P.
         700 Louisiana, Suite 3500
         Houston, TX  77002
         Attention: John F. Higgins, Esq.
         Facsimile: (713) 226-0248
         Email: jhiggins@porterhedges.com

         To the Icahn Plan Sponsor:

         High River Limited Partnership
         Brown Rudnick Berlack Israels LLP
         One Financial Center
         Boston, MA  02111
         Attention: Jeffrey L. Jonas, Esq.
         Facsimile: (617) 856-8201
         Email: jjonas@brbilaw.com

         To the Prepetition Senior Lenders:

         Wells Fargo Foothill, Inc., as Agent
         Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.
         55 East Monroe Street
         Suite 3700
         Chicago, IL 60606
         Attention: Randall Klein, Esq.
         Facsimile: (312) 332-2196
         Email: randall.klein@goldbergkohn.com

         To the PIK/Term Lenders:

         Canadian Imperial Bank of Commerce, as Administrative Agent White & Case LLP
         1155 Avenue of the Americas
         New York, NY  10036
         Attention: Howard Beltzer, Esq.
         Facsimile: (212) 354-8113
         Email: hbeltzer@whitecase.com

         To the Committee:

         Official Committee of Unsecured Creditors of Philip Services Corporation, et al.
         Andrews Kurth LLP
         600 Travis Street
         Suite 4200
         Houston, TX  77002
         Attention: Jeffrey Spiers, Esq.
         Facsimile: (713) 220-4285
         Email:  jspiers@andrewskurth.com

         13.2 LIMITATION ON NOTICE. The Debtors shall give the following notice with regard to the following matters, which notice shall be deemed to be good and sufficient notice of such matters with no requirement for any additional or further notice:

                  13.2.1 NOTICE OF ENTRY OF CONFIRMATION ORDER. Notice of the entry of the Confirmation Order shall be sufficient if (i) mailed to all known holders of Claims and Interests (which have not become Disallowed as of the date of mailing) and (ii) published at least one time in the Houston Chronicle and Cleveland Plain Dealer. Such notice shall be mailed within five (5) Business Days of the date that the Confirmation Order becomes a Final Order.

                  13.2.2 POST-CONFIRMATION DATE SERVICE. From and after the date the Confirmation Order becomes a Final Order, notices of appearances and demands for service of process filed with the Court prior to such date shall no longer be effective. No further notices (other than notice of entry of the Confirmation Order) shall be required to be sent to any entities or Persons, except those Persons specified in Section
         13.1 of this Plan, the Office of the U.S. Trustee and any Creditor who files a renewed request for service of pleadings and whose Claim has not been fully satisfied.

                  13.2.3 NOTICE TO CREDITORS. All notices and requests to Creditors of any Class shall be sent to them at the addresses set forth on the proofs of claim or, if no proof of claim was filed, to their last known address as reflected in the records of Debtor. Any Creditor may designate in writing any other address for purposes of this section, which designation shall be effective upon receipt by Debtor.

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

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

         14.1 REQUEST FOR CRAMDOWN. In the event this Plan is not confirmed under Code Section 1129(a), the Debtors request that this Plan be confirmed under Code Section 1129(b) except with respect to Class 1A.

         14.2 CAUSES OF ACTION. On the Effective Date, any and all of the Avoidance Actions not released herein shall vest in the Liquidating Trust.

         14.3 CONTINUATION OF COMMITTEE. The Committee shall remain in effect after the Effective Date to participate in unsecured claims processing, coordinating with the Liquidating Trust, and other appropriate activities for a reasonable period from the Effective Date as agreed by the Committee, Reorganized PSC and the Plan Sponsor, subject to a budget reasonably approved by the Debtors, Reorganized PSC and the Plan Sponsor. Such period may be extended with consent of Reorganized PSC and the Plan Sponsor or by order of the Court.

         14.4 TERMINATION OF WRITINGS EVIDENCING INDEBTEDNESS. On the Effective Date, all writings evidencing indebtedness of the Debtors shall be deemed to be canceled as against the Debtors, and the holders of those writings shall have no further rights against the Debtors under the writings, except as they may have as the holder of an Allowed Claim or as otherwise provided in this Plan or documents executed in connection with this Plan.

         14.5 SEVERABILITY. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan.

         14.6 GOVERNING LAW. Except to the extent that the Code is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to choice of law principles.

         14.7 SUCCESSORS AND ASSIGNS. The rights and obligations of any entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

         14.8 SETOFFS/COUNTERCLAIMS. Except as otherwise provided in this Plan, the applicable Debtor may, but shall not be required to, set off or counterclaim against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of the Claim, claims of any nature whatsoever the estate may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor of any claim that the estate may have against the holder; provided, however, that the applicable Debtor will not seek to set off or counterclaim for any obligation that is not yet due. Setoffs or counterclaims arising from events after the Petition Date shall reduce the payouts under any Allowed Claim dollar for dollar. Setoffs or counterclaims arising from pre-petition events shall only reduce the amount of the Allowed Claim and therefore, shall only reduce the payout amount proportionally with the reduction in the Allowed Claim. If any

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

counterclaim or setoff asserted by the Debtors exceeds the amount of any Claim, the holder of such Claim shall not be entitled to any distribution under the Plan, and the applicable Debtor will reserve the right to recover any such excess counterclaim or setoff from the holder of the applicable Claim. The Debtors will not setoff or counterclaim against any Class 1 Claim.

         14.9 BINDING EFFECT. Unless this Plan is revoked and withdrawn, the provisions of this Plan shall bind all Creditors and Interestholders, whether or not they vote to accept the Plan.

         14.10 EFFECT OF CONFIRMATION ORDER. Except as expressly provided in this Plan and the documents executed in connection with this Plan, the Confirmation Order shall contain an injunction, embodying the protections of the automatic stay of Code Section 362(a), against the prosecution against the Debtors of any Claim or Interest, whether or not a proof of claim or proof of Interest based on any such debt, liability, or Interest is filed under Code
Section 502, including the pursuit of any Creditor's or Interestholder's derivative actions against any third party derived from the rights and interests of the Debtors or the Debtors' estates.

         14.11 PLAN SUPPLEMENT. Forms of certain key documents necessary or appropriate to implement the terms of this Plan may be filed with the Court as one or more Plan Supplements prior to the Confirmation Date.

         14.12 RESERVATION IN EVENT OF NON-CONFIRMATION. In the event this Plan is not confirmed, none of the agreements or acknowledgements herein or in the Disclosure Statement or other pleadings or statements shall be deemed to have preclusive effect as to potential causes of action otherwise being settled or released under this Plan or other applicable defense thereto.

                                   ARTICLE 15

                   CONDITIONS TO THE EFFECTIVENESS OF THE PLAN

         15.1 CONDITIONS. All of the following conditions must occur and be satisfied for this Plan to be effective (unless waived in writing by the Plan Sponsor, the Committee (as to 15.1.1, 15.1.5, 15.1.6 and 15.1.7) and the
Debtors:

                  15.1.1 ENTRY OF CONFIRMATION ORDER. The Confirmation Order, in a form acceptable to the Debtors, the Plan Sponsor and the Committee, must be signed by the judge of the Court and duly entered on the docket for the Case by the clerk of the Court.

                  15.1.2 NO STAY. There must be no stay in effect with respect to the Confirmation Order.

                  15.1.3 FUNDING. The transactions Closing with respect to the Investment Agreement (including the New Exit Financing Facility for Reorganized PSC) or any asset sale transaction shall have occurred.

                  15.1.4. INVESTMENT AGREEMENT. All of the closing conditions set forth in the Investment Agreement shall have been satisfied or have been waived.

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

                  15.1.5 COMMITTEE EXPENSES AND FEES. None of the Debtors, Foothill, Cerberus nor Plan Sponsor shall object to the allowance of the Committee member expenses or the fees and expenses of the Committee professionals through September 30, 2003 and shall stipulate such fees and expenses are reasonable. The Debtors and Plan Sponsor shall not object to reasonable fees and expenses for the Committee's professionals from October 1, 2003 through the Effective Date. The Committee shall not object to the Allowable 506(b) Amounts asserted by Foothill, for itself and as agent for the Prepetition Lenders.

                  15.1.6 LITIGATION DEADLINE EXTENSION. The deadlines for pursuing causes of action against the Plan Sponsor and its affiliates and Cerberus shall have been extended to a date beyond the Effective Date (but all such causes of action shall be released as provided in Article VIII of this Plan). The motions to assert causes of action as they pertain to the Plan Sponsor and its Affiliates shall be continued to a date after the Confirmation Date but before the extended deadlines.

                  15.1.7 CRITICAL VENDOR PAYMENTS. $3.8 million of payments (in addition to critical vendor payments made prior to October 16, 2003) shall have been made by the Debtors on or before the Effective Date under the lien vendor related critical vendor program.

                  Signed this 27th day of October, 2003.

                             Respectfully Submitted,

                      PHILIP SERVICES CORPORATION, ET. AL.

                             By: Michael W. Ramirez
                                 ---------------------------------------------
                             Senior Vice President and Chief Financial Officer

Peter D. Wolfson, Esq.
SONNENSCHEIN NATH & ROSENTHAL LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
(212) 768-6800 (Facsimile)
pwolfson@sonnenschein.com

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

Robert E. Richards, Esq.
Monika J. Machen, Esq.
SONNENSCHEIN NATH & ROSENTHAL LLP
8000 Sears Tower
Chicago, Illinois  60606
(312) 876-8000
(312) 876-7934 (Facsimile)
rrichards@sonnenschein.com
mmachen@sonnenschein.com

John F. Higgins, Esq.
James Matthew Vaughn, Esq.
Tony Draper, Esq.
Porter & Hedges, LLP
700 Louisiana
Suite 3500
Houston, Texas  77022
(713) 226-0600
(713) 226-0248 (Facsimile)
Jhiggins@porterhedges.com
Mvaughn@porterhedges.com
Tdraper@porterhedges.com

CO-COUNSEL TO DEBTORS AND DEBTORS-IN-POSSESSION

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